                                                                   Exhibit d(20)

                                                                   March 1, 2007

Aston Asset Management LLC
120 N. LaSalle Street, 25th Floor
Chicago, IL 60602

     Re: Sub-Investment Advisory Agreement with MFS Intuitional Advisers, Inc. dated November 30, 2006 (the "Sub-Investment Advisory Agreement")

Ladies and Gentlemen:

     Pursuant to the Sub-Investment Advisory Agreement, we are hereby providing notification of a new subadvisory annual fee rate for the Aston Value Fund (the "Fund"). Attached hereto is amended Schedule B to the Sub-Investment Advisory Agreement to reflect, among other things, the new subadvisory annual fee rate for the Fund.

     By acknowledging below, you agree to render the investment advisory and management services to the Fund under the terms of the Sub-Investment Advisory Agreement and the amended Schedule B attached hereto.

                                        ASTON ASSET MANAGEMENT LLC


                                        By: /s/ Kenneth C. Anderson
                                            ------------------------------------
                                        Name: Kenneth C. Anderson
                                        Its: President


Accepted this 1st day of March, 2007

MFS INSTITUTIONAL ADVISORS, INC.


By: /s/ Carol W. Geremia
    ---------------------------------
Name: Carol W. Geremia
Its: President

                                   SCHEDULE B

FUND               SUBADVISORY ANNUAL FEE RATE
----               ---------------------------
Aston Value Fund   0.40% of first $125 million
                   0.30 over $125 million